Exhibit (p)(11)

IV. CODE OF ETHICS

A.	General

This Code of Ethics is predicated on the principle that Kayne Anderson Capital Advisors, L.P. (“KACALP”) owes a fiduciary duty to its clients. Accordingly, KACALP’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, KACALP employees must:

●	Place client interests ahead of KACALP’s interests – As a fiduciary, KACALP must serve in its clients’ best interests. In other words, employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

●	Engage in personal investing that is in full compliance with KACALP’s Code of Ethics – Employees must review and abide by KACALP’s Personal Securities Transactions and Insider Trading/Ethical Walls Policies. The Personal Securities Transactions Policy and the Insider Trading/Ethical Walls Policy are incorporated into the Code of Ethics by reference.

●	Avoid taking advantage of your position – Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence (or appear to influence) their decision-making or make them feel beholden to a person or firm.

Compliance with the provisions of this Code of Ethics is a basic condition of employment with KACALP. KACALP’s reputation for fair and honest dealing with its clients and the investment community in general is of paramount importance. Employees are urged to seek the advice of the CCO or GC for any questions as to the application of this Code of Ethics to their individual circumstances.

All employees deemed to be Access Persons are subject to these policies. A list of employees considered Access Persons is maintained by Compliance. For purposes of this policy, any reference to “employee(s)” means those employees who are Access Persons, including temporary employees involved in investment management or brokerage activities and have access to material non-public information. Note, however, that the scope of persons subject to Section C (“Anti-Bribery Policy/Foreign Corrupt Practices Act Policy”) below is broader than Access Persons, as described therein.

Access Persons may not, in connection, with the purchase or sale of a security held or to be acquired by any fund client:

●	Employ any device, scheme, or artifice to defraud the fund;

●	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

●	Engage in any manipulative practice with respect to the fund.

1.	Certification of Compliance

●	Initial Certification. KACALP provides all employees with a copy of the Regulatory Compliance Manual at the time of initial employment. KACALP requires all new employees to certify in writing that they have (i) received a copy of the Manual; (ii) read and understand all provisions of the Manual; and (iii) agreed to comply with the terms of Manual including the Code of Ethics (the “Code”).

●	Acknowledgement of Amendments. KACALP provides all employees with any material amendments to the Code. KACALP requires all employees to certify in writing they have received, read, and understood the amendments to the Code.

●	Annual Certification. Annually, all employees certify that they have read, understood, and complied with the Code of Ethics. The certification includes a representation that the employee has made all reports required by the Code and has not engaged in any prohibited conduct.

2.	Recordkeeping. Effective with the January 7, 2005 implementation date of rule 204A-1, KACALP maintains the following records in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five years;

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was deemed an Access Person. These records are kept for five years after an individual ceases to be an Access person of KACALP;

●	Holdings and transaction reports made pursuant to the Code;

●	A list of the names of persons who are currently, or within the past five years, were Access Persons;

●	A record of any decision and supporting reasons for approving acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

●	A record of any decisions that grant an Access person a waiver from or exception to the Code.

3.	Administration and Enforcement of the Code

●	Form ADV Disclosure. KACALP includes a description of its Code of Ethics in Form ADV, Part 2A, and provides a copy of this Code to any client or prospective client upon request.

●	Training and Education. The CCO or his designee periodically conducts training regarding the Code of Ethics. Employees are required to attend training sessions and/or read all applicable materials.

●	Annual Review. The CCO, at least annually, reviews the adequacy of the Code and the effectiveness of its implementation.

●	Reporting Violations. KACALP requires all employees to promptly report any apparent or suspected violations, in addition to actual or known violations of the Code of Ethics to the CCO or GC. Reports are treated confidentially to the extent permitted by law, and investigated promptly and appropriately. Reports may be submitted anonymously.

●	Types of Reporting. Employees should report the following types of violation: non- compliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

●	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes an additional independent violation of the Code.

4.	Sanctions. Any violation of the Code by an employee can result in sanctions as deemed appropriate by Senior Management. Sanctions can include but are not limited to a letter of reprimand, disgorging of any profits made, temporary or permanent suspension of trading for any employee or related accounts, monetary fines or suspension or termination of employment.

5.	Waivers to Policy. Upon written request to Compliance, Compliance may waive any non- regulatory imposed constraint for sufficient business reasons. Waivers and supporting rationale will be maintained by the CCO.

Please direct any questions concerning the Code of Ethics to the CCO or GC.

B.	Officers, Trustees or Directors of Outside Organizations

Employees are prohibited from engaging in outside business activities without written approval from his/her direct supervisor and KACALP’s GC or CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if all conflict of interest issues can be satisfactorily resolved and all necessary disclosures are made on Part 2A of Form ADV. Such approval, if granted, may be subject to restrictions or qualification and is revocable at any time. Examples of activities requiring prior written approval include:

●	Full- or part-time service as an officer, director, partner, manager, consultant, trustee, advisory board member, or employee of another business organization (including acting as a director of a publicly traded company)

●	Service on a creditors committee for a business

●	Any agreement to be employed or to accept directly or indirectly compensation in any form (such as a commission, salary, fee, bonus, contingent compensation, etc.)

No approval is required to serve as a director of a charitable or non-profit organization (unless it has a political purpose/mission); however, employees should notify the CCO if serving in such a capacity. Serving as a director of a KACALP private equity portfolio company requires approval from the head of the applicable investment team, but no GC or CCO approval.

Except with the approval of the GC or CCO, employees are not permitted to serve as an officer, director, partner, manager, consultant, trustee, advisory board member, or employee of a competitor of KACALP, other than a related party. This prohibition extends to having any substantial interest in or business relationship with such a competitor.

C.	Anti-Bribery Policy/Foreign Corrupt Practices Act Policy

1.	Introduction

KACALP is committed to conducting its business ethically and in compliance with all applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act (FCPA) and other laws that prohibit improper payments to obtain a business advantage. Private equity sponsors can also be held liable for violations of the FCPA by portfolio companies in which the sponsor has made an investment or otherwise has an ownership or controlling interest. Accordingly, where necessary and appropriate, KACALP will review portfolio companies’ compliance with the FCPA and will evaluate whether they have sufficient policies, procedures, training and controls in place to mitigate the risks of bribery and corruption in their businesses.

This document describes KACALP’s policy prohibiting bribery and other improper payments in the conduct of KACALP’s business operations and employee responsibilities for ensuring implementation of the policy. Questions about the policy or its applicability to particular circumstances should be directed to the CCO or GC.

2.	Compliance with U.S. Foreign Corrupt Practices Act

The prohibition on bribery and other improper payments applies to all business activities, but is particularly important when dealing with government officials. The U.S. Foreign Corrupt Practices Act and similar laws in other countries strictly prohibit improper payments to gain a business advantage and impose severe penalties for violations. The following summary is intended to provide personnel engaged in international activities a basic familiarity with applicable rules so that inadvertent violations can be avoided and potential issues recognized in time to be properly addressed.

3.	Overview of the FCPA

The FCPA is a criminal statute that prohibits improper payments to government officials to influence performance of their official duties. It makes it unlawful for any U.S. company and its employees or agents to offer, promise, pay or authorize the payment of “anything of value” to any “foreign official” - a term that is very broadly defined - to help the company obtain or keep business or secure some other “improper business advantage.” This prohibition applies whether the offer or payment is made directly or through another person.

In addition to prohibiting improper payments to foreign officials, the FCPA requires U.S. companies and their controlled affiliates to keep accurate books and records of the transactions in which they engage and to maintain a system of internal controls that, among other things, can prevent “slush funds” and “off-the-books” accounts that might be used to facilitate or conceal questionable foreign payments. FCPA accounting requirements apply to all business activities, not just those involving foreign officials.

The penalties for violating the FCPA are severe. For a company, potential sanctions range from multi-million dollar fines and “disgorgement” of any business profits from an improper payment to loss of export privileges or eligibility to compete for U.S. government contracts. These sanctions are in addition to potential reputational damage and investigation and defense costs, which may arise even without a formal government prosecution. The penalties for individuals can be even more severe, including substantial fines and imprisonment.

4.	Policy Overview

KACALP strictly prohibits bribery or other improper payments in any of its business operations. This prohibition applies to all business activities, anywhere in the world, whether they involve government officials or are wholly commercial. A bribe or other improper payment to secure a business advantage is never acceptable and can expose employees and KACALP to possible criminal prosecution, reputational harm or other serious consequences.

This Policy is not limited to Access Persons, but rather applies to everyone employed by or otherwise acting on behalf of KACALP, including all officers, employees and agents or other intermediaries acting on KACALP’s behalf. Each officer and employee of KACALP has a responsibility and obligation to conduct KACALP’s business activities ethically and in compliance with the law. Failure to do so may result in disciplinary action, up to and including termination of employment.

Improper payments prohibited by this policy include the following:

●	Bribes and kickbacks

●	Gifts or entertainment or other business promotional activities

●	Covering or reimbursing an official’s expenses

●	Offers of employment or other benefits to a family member or friend of a foreign official

●	Political party and candidate contributions

●	Charitable contributions and sponsorships

●	Any other payment made or offered to obtain an undue business advantage.

These payments should not be confused with reasonable and limited expenditures for gifts, business entertainment and other legitimate activities directly related to the conduct of KACALP’s business. No employee may offer or make any type of gift or payment to or on behalf of a foreign official without prior approval from the CCO.

The CCO has overall responsibility for the program, supported by Senior Management. The GC is responsible for giving advice on the interpretation and application of this Policy, supporting training and education, and responding to reported concerns. Notify the CCO immediately of any suspected or actual violations of the FCPA policies.

Other less obvious items of value provided to a foreign official can also violate the FCPA. Examples include in-kind contributions, investment opportunities, stock options or positions in joint ventures, internships to family members, friends or associates of foreign officials (whether paid or unpaid), and favorable or steered subcontracts. The prohibition applies whether an item would benefit the official directly or another person, such as a family member, friend or business associate.

D.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence (or appear to influence) their decision-making or make them feel beholden to a person or firm. Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the employee.

Gifts. No employee may receive any gift, service, or other things of more than a $150.00 value per year from any person or entity that does business with or on behalf of KACALP without the pre-approval of Compliance. No employee may give or offer any gift of more than $150.00 value per year to any existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre- approval by Compliance. Compliance will maintain a gift log of all gifts over $150.00 given or received from or by any KACALP employees. The gift log will include employee name, type of gift, dollar amount of gift, and sender of the gift.

Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KACALP without approval from Compliance.

Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KACALP.

E.	Charitable Contributions

Any employee seeking to sponsor or participate in a charity fundraiser or other charitable event, or otherwise making any monetary or in-kind contribution to such event or charity, at the request of a client, prospective client, vendor, or other potential business partner must obtain the prior approval of his/her direct supervisor and the GC or CCO. Employees are prohibited from soliciting charitable contributions from clients, prospective clients, or business partners without prior approval from the same.

Further, any contribution made through a KACALP management company requires the prior approval of KACALP’s executive management team (i.e. the COO or CEO) in addition to the GC or CCO.

F.	Political Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. KACALP prohibits its supervised persons from considering KACALP’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

a.	Political Contributions by Employees: The SEC has adopted a “pay-to-play” anti- fraud rule for advisers. The rule prohibits advisers from seeking to influence the award of advisory contracts by a “government entity” (e.g., public pension plans) through political contributions to or for those officials who are in a position to influence the awards.

There are three major aspects to this rule:

●	A two-year time out. The two-year “time-out” prohibits an adviser from receiving compensation from a government entity for two years after the adviser or its covered associate makes a political contribution to a covered official of the government entity that is in a position to influence the award of the advisory business.

●	The adviser is prohibited from paying third-party solicitor, placement agents, and other consultants to solicit government entities for advisory business.

●	The adviser and its covered associates are prohibited from coordinating (or soliciting any person or PAC to make) any: (1) contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (2) payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a government entity.

b.	General Prohibition: All employees (and their immediate family members) are prohibited from making any contributions or gifts to, or soliciting or coordinate any contributions or gifts for, any of the following:

●	Any incumbent US state or local officeholder (including one who is a candidate for federal office);

●	Any candidate or elections winner for US state or local office;

●	Any staff member or employee of a US public pension fund, or any elected or appointed trustee, fiduciary, or other official whose official duties involve responsibility for such a fund; and

●	KACALP’s facilities, personnel, equipment or other corporate resources and funds, may not be used in connection with any national, federal, state or local election or other political activities.

c.	Permissible Contributions: Political contributions to US federal officeholders and candidates that fall outside of the following exemptions will require pre-clearance from Compliance:

●	If you are entitled to vote for the federal government official or candidate, you may contribute $350 or less to the official, per election (no pre-clearance required);

●	If you are not entitled to vote for the federal government official or candidate, you may contribute $150 or less to the official, per election (no pre-clearance required);

●	Any political contributions outside of the above parameters require pre-clearance; and

●	Donations to Political Action Committees (PACs) are permissible subject to the pre- clearance thresholds, unless the donation is a means to circumvent what the policy prohibits directly (e.g., contributions earmarked or known to benefit a particular political official). See General Prohibition above.

●	As a side note, political contributions to national parties (e.g., Democratic National Party, Republican National Party) are not subject to the above rule.

d.	Reporting:

All employees are required to report the political contributions made by themselves and their immediate family members, including any not subject to the pre-clearance requirements, on a quarterly and annual basis to Compliance via the quarterly and annual Code of Ethics Certification process.

Immediate family means any partner sharing the same household, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

e.	Lobbying:

KACALP recognizes that its employees may wish to participate, on a personal basis, in Lobbying Activity (as described below). Many jurisdictions have laws requiring registration and reporting by lobbyists and in some cases, also by the lobbyist’s employer.

Lobbying Activity generally includes attempts to influence the passage, or defeat of, pending legislation. In the US, the government and many states, however, have extended the definition of Lobbying Activity to cover efforts to influence formal rulemaking by executive branch agencies (legislative lobbying and such regulatory lobbying collectively referred as “Traditional Lobbying”) or other official actions of agencies, including the decision to enter into a contract or other financial arrangements (Procurement Lobbying). “Grassroots” activity (involving communication with the public or a segment of the public, encouraging them to call their representative or another public official for the purpose of influencing the passage or rejection of legislation or a rulemaking) is in many cases also considered Lobbying Activity.

While KACALP employees generally may use their own resources to seek to influence legislation, rulemaking or otherwise participated in Lobbying Activity on a personal basis, no employee may engage in lobbying activities on behalf of KACALP except with prior approval of Legal and Compliance. For example, KACALP employees must consult with Legal and Compliance before scheduling meetings with personnel of any governmental agencies or pension plans of public agencies in connection with any opportunities for new or additional business in order to ensure compliance with the laws restricting Procurement Lobbying.

If it is determined that an employee must register as a lobbyist in order to comply with applicable law when conducting Lobbying Activity (including Procurement Lobbying) on behalf of KACALP, that employee will be registered as required and may become subject to reporting obligations, restrictions on making political contribution or providing gifts and entertainment, and possibly training requirements, depending on the applicable law.

G.	Conflicts of Interest

The policies and procedures set forth in the Code recognize that as an investment adviser, KACALP is in a position of trust and confidence with respect to its clients and has a duty to place the interests of its clients before the interests of KACALP, its affiliates and employees. This duty includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Conflicts of interest, or the appearance thereof, should be escalated to the CCO for review and further escalation and/or disclosure, as appropriate.

VI. PERSONAL SECURITIES TRANSACTIONS

A.	General

Subject to the limited exclusions described in this policy, employees, including temporary employees involved in investment management or brokerage activities and have access to material non-public information, are required to report all investment transactions in securities executed by them, an immediate family member, a trust or an investment club in which they have an interest, or on behalf of any account in which they have an interest which they can direct.

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Securities Transactions Policy set forth below.

B.	Prohibited Transactions

1.	General Rule. Employees may not trade securities in the public markets in the asset classes in which KACALP is generally active, including but not limited to energy related master limited partnerships and affiliates, midstream companies, marine transportation companies, US and Canadian royalty trusts, and high yield bonds. As deemed appropriate, Compliance may grant exceptions to this general rule. The determination of whether or not a security falls within the scope of KACALP’s activities shall be made by Compliance, only after consultation with the portfolio managers who Compliance reasonably believes may engage in client transactions in the same asset class.

The determination of whether or not an investment falls within the scope of KACALP’s activities shall be made by Compliance, only after consultation with the portfolio managers who Compliance reasonably believes may engage in client transactions in the same asset class. Furthermore, Compliance will consider whether the proposed trade creates any actual or perceived conflicts of interest, complies with applicable federal and state securities laws and complies with relevant provisions of the Code.

Exemption. Occasionally, exceptions to this general rule may be granted as deemed appropriate. KACALP and its partners, officers and employees may be permitted to participate alongside KACALP’s clients in the purchase and/or sale of registered securities, but only if such participation, in KACALP’s good faith determination, would not adversely impact the pricing and availability of the transaction for clients or otherwise operate to the detriment of clients. Generally speaking, this requires that consistent with KACALP’s Co- Investment Policy, all funds and accounts receive their full desired allocations before any excess capacity is made available to KACALP and its partners, officers and employees. KACALP will often form a commingled vehicle to facilitate any such investment. These vehicles invest on the same terms as managed funds and accounts. Any such co-investment opportunities, whether in private placements or registered securities require the prior approval of KACALP’s GC and/or CCO. In addition, employees may sell such holdings only after client accounts and/or funds have sold such positions in their entirety or outside the Blackout Period.

2.	Pre-Clearance. Employees may not trade securities for which the transaction pre-clearance procedures, as applicable, set forth below, have not been satisfied.

3.	Limit Orders. The placing of any trade as a limit order is generally prohibited. All trades must be placed as market orders.

4.	Initial Public Offerings. No employee may acquire beneficial ownership of equity securities in an initial public offering until after the public offering and then only at the prevailing market price.

5.	Private Placements. Employees wishing to acquire beneficial ownership of securities through a private placement must have written approval to do so from Compliance. In determining whether to grant the approval, Compliance determines whether or not the employee’s acquisition of the security precludes advisory clients from purchasing the security. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more client accounts (or KACALP), and that the investment is not being offered to the employee (exclusive of KACALP) strictly by virtue of the employee’s position with KACALP.

6.	Ban on Short-Term Trading. Employees who purchase securities covered by the pre- clearance procedures below are required to do so with a bona fide intent to hold for 90 days or more, from the time the position is established. Compliance may make an exception, but only on an isolated basis where there is a demonstrated unanticipated and immediate need for liquidity or a very significant change in market conditions for the particular security. Profiting from the purchase and sale, or the sale and purchase, within 90 calendar days of the trade date, of the same securities and/or related securities is prohibited. Any such short-term trade must be reversed or unwound, or if that is not practical, the profits must be disgorged and distributed in a manner determined by Compliance. Securities exempt from the pre- clearance procedures below are not required to be held for 90 days, but regular short-term trading is discouraged. Senior Management reserves the right to suspend or cancel the ability of an employee to engage in all personal trading if such short-term trading has the potential to interfere with the employee’s performance, or if an abusive trend of trading is discovered.

Notwithstanding the preceding paragraph, where employees acquire securities in an issuer placement (whether registered or not) alongside managed accounts, and such managed accounts have sold their acquired positions, participating employees may subsequently sell such securities without respect to the 90-day requirement.

7.	Front-Running. KACALP strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts.

8.	Blackout Period. Ability to engage in certain investments may be prohibited or restricted during “blackout” periods described below:

●	You may not purchase or sell a security at a time when you intend or know of another’s intention to purchase or sell that same security on behalf of a client.

●	If you are a member of the Investment team, you may not purchase or sell a security which you are considering or which you have considered and rejected for purchase or sale for a client within the previous 14 calendar days of the trade date, unless the CCO has approved your request.

●	If you are member of the Investment team (i.e., portfolio manager, analyst or trader), you may not purchase or sell a security within 14 calendar days before or after the trade date of a transaction in that security by a client for which you are responsible.

9.	Margin Transactions. Employees are prohibited from purchasing KACALP’s publicly traded securities (KMF and KYN) on margin.

C.	Transaction Pre-Clearance Procedures

1.	Written Pre-Clearance. Employees must obtain prior approval from Compliance for all reportable personal securities transactions BEFORE executing such transactions.

Prior approval is obtained by submitting a trade pre-clearance form via the Compliance Science application (“ComplySci”). No investment transaction requiring prior notification and clearance may be executed prior to the “Approval” status being displayed on the Preclearance Requests screen on ComplySci, or receipt of the Approval e-mail from ComplySci. In either case, KACALP shall maintain a record of such requests in conjunction with applicable record-keeping rules.

Unless otherwise specified, an investment transaction requiring prior notification and clearance must be placed and executed by the end of trading in New York City. If a proposed investment transaction is not executed within the time specified, the employee must repeat the prior notification process before executing the transaction. No pre-clearance is required for the exempt securities and exempt transactions noted below.

2.	Securities Covered. The pre-clearance policy applies to any, stock, bond, debenture, future, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement(including partnerships and limited liability companies),collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, options for non-exempt securities, closed-end funds, or in general, any interest or instrument commonly known as a security or as defined in Section 2(a) (36) of the Investment Company Act.

3.	Exempt Securities. The term “exempt security” means any security not included within the definition of Covered Security in SEC Rule 17j-1(a)(4) under the Investment Company Act and not within the definition of Reportable Security in Rule 204A-1(e)(10) under the Advisers Act, including: a direct obligation of the Government of the United States, certificates of deposit, commercial paper and other similar money market instruments, shares of open-end mutual fund companies that are not advised or sub-advised by the firm and exchange traded funds are exempt from the pre-clearance policy. Commodities, futures and options traded on a commodities exchange, are not considered securities.

4.	Beneficial Ownership. Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of employees’ immediate family or partner sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.

●	Employees’ interests as a general partner in securities held by a general or limited partnership.

●	Employees’ interests as a manager/member in the securities held by a limited liability company.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

●	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust.

●	Ownership of a vested beneficial interest in a trust.

●	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Except for KACALP managed funds, employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

5.	Exempt Transactions. The following transactions are considered exempt transactions and do not require pre-clearance:

●	Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

●	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.

●	Purchases of securities through DRIPS (dividend reinvestment plans).

●	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

●	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other mandatory corporation actions.

●	Purchases or sales of ETFs (subject to quarterly reporting requirements).

●	Purchases or sales of interests in any private fund managed by KACALP and available generally to KACALP’s clients.

●	Other purchases or sales which are non-volitional on the part of the employee (e.g. an in-the-money option that is automatically exercised by the broker; a security that is called away as the result of an exercise of an option; or a security that is sold by a broker without employee consultation to meet margin call not met by the employee).

Compliance may also exempt certain other transactions on a trade-by-trade basis.

D.	Application of Personal Securities Transactions Policy

This policy covers all employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

An independent director of the registered funds is not covered by the prohibitions and pre- clearance requirements of this section unless that director knows or should know of a transaction or contemplated transaction by the registered funds, KACALP or affiliates.

Consultants may be required to comply with the Policy depending on the nature of the work they perform for KACALP and the sensitivity of the information used by the consultants to perform their duties. The CCO or his designee will determine whether a particular consultant is to be included under the Policy.

E.	Monitoring of Personal Securities Transactions

KACALP is required to review personal securities transactions and holdings reports periodically. The CCO is responsible for reviewing and monitoring personal securities transactions and trading patterns of its Access Persons. The GC or a designee thereof reviews and monitors the personal securities transactions and trading patterns of the CCO. The review of personal securities holdings and transaction reports can include the following:

●	An assessment of whether the Access Person followed required internal procedures, such as pre-clearance;

●	Periodically analyzing the Access Person’s trading for patterns that may indicate abuse, including market timing.

Before making any determination that a non-compliant transaction may have been made by an Access Person, the CCO gives such person an opportunity to supply additional explanatory information. If the CCO determines that noncompliance with the Code of Ethics has or may have occurred; the issue along with supporting documentation will be brought to the attention of the GC and/or Senior Management for discussion and action.

The CCO maintains a current list of all Access Persons, and takes steps to ensure that all reporting Access Persons have submitted statements in a timely manner.

F.	Holdings/Transactions Reporting

1.	Initial Holdings Report. Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee must require its broker/dealer to send to KACALP’s Compliance Department duplicate brokerage account statements and trade confirmations.

New employees are required to disclose all of their personal securities holdings (whether covered or exempt under the pre-clearance procedures) within 10 days of commencement of employment via ComplySci. The Initial Securities Holding information must be current as of a date no more than 45 days before the report is submitted. KACALP maintains these records in accordance with the record-keeping rule. This report must include the following information:

●	A list of securities, including the title, number of shares, or principal amount (if fixed income securities) of each covered security in which the employee has any direct or indirect beneficial interest or ownership as of the date the employee became an employee;

●	The name of any broker, dealer or bank with whom the employee maintains an account, or in any other account in which securities held for the direct or indirect benefit or ownership of the employee; and

●	The date the report is submitted to the CCO by the employee.

2.	Quarterly Transaction Reports. Every employee must submit a Personal Securities Transactions Report via ComplySci not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the employee’s brokerage account(s) or in any account(s) in which the employee may have any direct or indirect beneficial interest or ownership including cases where no transactions were executed. The Quarterly Personal Securities Transactions Report must contain the following information:

●	The date of each transaction, the name of the security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price at which the covered security was effected;

●	The name of the broker, dealer or bank through whom the transaction was effected;

●	In addition to the securities transaction data, the report will contain representations that the employee (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to KACALP, and (iii) agrees to notify KACALP if he/she opens a personal securities account which has not otherwise been disclosed to KACALP; and

●	The date the reports submitted to the CCO by the employee. (Note: The report must be submitted to the CCO within 30 calendar days following the end of the quarter.)

Following submission of the Personal Securities Transaction Report, the CCO (or a designee thereof) is responsible for reviewing and monitoring personal securities transactions and trading patterns of its employees. The review of personal securities holdings and transaction reports can include the following:

●	An assessment of whether the employee followed required internal procedures, such as pre-clearance;

●	Periodically analyzing the employee’s trading for patterns that may indicate abuse, including marketing timing.

●	Senior Management may impose sanctions on employees as deemed appropriate for failure to submit all required reports in a timely manner.

3.	Exceptions from Reporting Requirements. Employees must identify the existence any accounts that hold any securities (including exempt securities) in which the employee has a Beneficial Interest. However, employees are not required to submit the following:

●	Quarterly Transaction Reports for transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to securities held in accounts over which the employee has no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis (a “Discretionary Account”).

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the Discretionary Account management agreement, information about the external third party managing the outside account, and/or a written certification from the unaffiliated investment adviser. On a sample basis, the CCO may request reports on holdings and/or transactions made in the Discretionary Account to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to certify in writing that they have no direct or indirect influence or control over such an account upon commencement of their employment and on an annual basis thereafter.

4.	Annual Securities Holdings Report. Every employee must submit an Annual Personal Securities Holdings Report via ComplySci listing all covered securities held by the employee as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end. The Annual Personal Securities Holding Report must contain the following information:

●	The title, number of shares or principal amount (if fixed income securities) of each covered security in which the employee had any direct or in-direct beneficial ownership interest or ownership;

●	The name of any broker, dealer or bank with whom the employee maintains an account in which any covered securities are held for the direct or indirect benefit of the employee; and

●	The date the annual report is submitted by the employee to the CCO.

Following submission of the Annual Personal Securities Holding Report, the CCO (or a designee thereof) reviews each report for any evidence of improper trading activities or conflicts of interest. In addition, employees are required annually to read and sign KACALP’s Code of Conduct.

5.	Duplicate Confirmations and Statements. All employees are required to direct their brokers to provide to Compliance, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Employees need not submit duplicate copies of statements and confirmations for those accounts eligible for one of several electronic feeds KACALP has established with various broker-dealers. Electronic feeds are used to facilitate the Compliance department’s review and monitoring of employee personal trading activity.

G.	Reporting Material Changes to the Personal Securities Transactions Policy

In the event of a material change to this policy, the CCO shall ensure that the change is approved by each registered fund’s board no later than six months after the change is adopted.

VII. INSIDER TRADING/ETHICALWALLS

A.	General

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser.

B.	Insider Trading Policy

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

The law prohibits individuals from trading securities of a company when they are in possession of material, non-public information relating to such company.

1.	Material Information. Information is material if there is a reasonable likelihood that a person would consider the information important in making an investment decision or the information, if made public, would likely affect the market price of a company’s securities. Material information may include:

(a)	sales and earnings results or estimates (or changes thereto if previously published);

(b)	significant losses of client accounts;

(c)	proposed mergers, acquisitions, divestitures or joint ventures;

(d)	stock repurchase plans and stock splits;

(e)	securities offerings;

(f)	litigation and investigations;

(g)	changes in control or extraordinary management developments;

(h)	extraordinary borrowings or other liquidity problems; and

(i)	other similar items.

Information is considered to be “non-public” unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and public.

2.	Tipping. U.S. law also prohibits individuals from disclosing material, non-public information to another person (i.e. tipping) so that such person may purchase or sell securities on the basis of such information. Consequently, employees may not disclose non-public information, including information obtained as a result of activities outside of KACALP, to: (i) any person not employed by KACALP, or (ii) any person employed by KACALP unless such employee needs to know the information for business purposes. Employees and independent directors of the public funds who hold seats on the boards of other public companies should take special care to avoid disclosing material, non-public information regarding such other public companies to other KACALP employees. In certain circumstances, it may be necessary to establish ethical walls pursuant to KACALP’s Ethical Wall Policy in order to wall off the person in possession of material non- public information.

3.	Sanctions. Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

If you have a question as to whether information is material or has been adequately disclosed to the public, you must contact the GC or CCO and abstain from disclosing the information or trading in the affected securities until you have been authoritatively informed that the information is not material or has been publicly disclosed to, and digested by, the marketplace.

4.	Trading Windows. All directors, officers, and employees shall only be permitted to purchase or sell KACALP’s publicly traded securities (KMF and KYN) as set forth below or as otherwise determined by KACALP’s GC and CCO.

The net asset values (“NAVs”) for each of KMF and KYN are calculated on a daily basis. No blackout period will be imposed on securimties transactions in these funds in the normal course of business. In all cases, the window may be closed on a discretionary basis at any time, with or without general notification, because of portfolio developments or other material events (e.g. a pending distribution announcement).

C.	Ethical Wall Policy

1.	General. KACALP has implemented the following policy and procedures to prevent the misuse and the appearance of misuse of confidential non-public information. When KACALP begins to work on a transaction involving a financing, restructuring, merger or other significant corporate transaction, KACALP may possess information affecting an issuer that is not publicly available. Yet, while one person or group is receiving the confidential non- public information, other parts of KACALP may be engaged in activities involving the publicly traded securities of the issuer. Under the law, and in consideration of its professional responsibilities, KACALP must not use material non-public information improperly to benefit KACALP or its clients in the public securities market. Indeed, KACALP must avoid even the appearance of so misusing non-public information. For the purposes of this policy, confidential information is considered material if it would be relevant to an investor in making a decision to buy or sell a security. Information normally is considered confidential non- public until it has effectively been circulated to the general public by means such as a news wire story, press release or filing with the Securities and Exchange Commission. KACALP employees with confidential non-public information must not disclose it to anyone who does not have a proper “need to know.” This policy of non-disclosure, known as the “Ethical Wall,” is designed to keep the information confidential. While there are circumstances in which trading or dissemination of research must be restricted, reliance on a successfully operating Ethical Wall allows KACALP to minimize such restrictions. In doing so, the Ethical Wall permits KACALP personnel in non-affected areas to continue to engage in activities involving an issuer’s securities without signaling to the marketplace that KACALP is working on a transaction with the issuer.

Adherence to the Ethical Wall policy may, at times, limit the performance of portfolio managers that are not privy to non-public information possessed elsewhere in KACALP. Nonetheless, adherence to this policy is mandatory. However, this policy is not intended to increase standards of law or regulation applicable to KACALP or to provide clients with rights they would not otherwise have.

Any KACALP employee that believes he or she has come into possession of non-public information with respect to another company should immediately consult with the GC or CCO concerning what, if any, action should be taken. Unless advised to the contrary by the GC or CCO, the employee may not engage in transactions in the related securities of the issuer for any purpose and avoid further disclosure of the information.

The Legal and Compliance Department are responsible for approving and implementing the procedures established under this Policy. As part of its responsibilities, the Legal and Compliance Department will surveil and review trading activity in securities of companies on KACALP’s Restricted and Gray Lists. In addition, where appropriate, the Legal and Compliance Department will make inquiries and conduct investigations regarding the use of non-public information in connection with these specific Procedures.

On an annual basis, all KACALP employees will be required to certify that they have read and will comply with all aspects of this Policy.

2.	Policy Operation. To control access to non-public information, a formal Ethical Wall has been erected within KACALP, as follows:

Each of the private transaction groups within KACALP is surrounded by an Ethical Wall. The private transaction groups encompass those persons who are engaged in creating, structuring, negotiating and consummating private investments. As of the date of the update of this Policy, the following private transaction groups are surrounded by an Ethical Wall: Credit Opportunities (which includes both the Mezzanine and Senior Credit teams), Energy Private Equity, Growth Private Equity, MLP Private Funds, the PIPE Transaction Team within the Public Closed-End Funds Group, and Real Estate Private Equity.

The locations of these walls has been determined based on (i) the likelihood that the investment professionals within the private transaction groups are likely to come into possession of confidential non-public information, (ii) the need to shield other investment professionals to prevent the potential or perceived misuse of that information, and (iii) the need to allow other groups and investment professionals to engage in activities involving an issuer while an investment professional in the private transaction group is in possession of non-public information related to the issuer.

The establishment of this barrier is not intended to suggest that, within the private transaction groups, non-public information can circulate freely. Even within this area, a “need to know” policy is fully in effect. Nor is it intended that all communications between KACALP personnel in different walled off groups be completely prohibited. Such communications, however, should be conducted in accordance with the guidelines below.

3.	Crossing the Ethical Wall. Certain KACALP personnel are required to transcend the Ethical Wall. The Chairman, CEO/CIO, CFO, CAO, GC, and CCO, when performing their overall management, compliance or counseling responsibilities, are required to have ongoing contact with senior personnel across KACALP. These discussions occasionally may require that non-public information about transactions or issuers be communicated. Such personnel who have obtained non-public information from a walled-off area in the course of their exercise of general managerial, compliance or counseling responsibilities may not participate in or use that information to influence trading decisions or strategies, research analyses or recommendations or other activities involving the affected issuers, nor may they pass that information to others for use in such activities.

If personnel on the knowledgeable side of an Ethical Wall determine that communication of non- public information to personnel on the other side of such Ethical Wall is required (for example, if a portfolio manager decides that the assistance of a research analyst would be beneficial in evaluating a prospective acquisition), they must obtain the approval of the GC and/or CCO. If personnel on the unknowledgeable side of an Ethical Wall engage in trading, research, advisory or other activity involving the issuer, ordinarily they will be required to immediately cease such activity upon receiving material non-public information about the issuer. The GC and/or CCO must be notified of, and approve such wall crossings prior to the communication of non-public information.

When bringing an employee “over the Ethical Wall” is under consideration, the following procedures must be followed:

i.	A senior member of the private transaction group must consider whether the need to disclose such information to the employee outweighs the risk and consequences of bringing him or her over the wall (including the fact that the activities of the employee brought over the wall in his/her normal role may be limited after receiving such information).

ii.	Prior to any employee being brought over the wall, a senior member of the transaction team must obtain approval (which may be written or verbal) from the GC or CCO.

iii.	Prior to being brought over the wall and being granted access to any material non-public information, the GC or CCO shall have that employee agree that he/she has read and that he/she will comply with all aspects of KACALP’s Insider Trading/Ethical Walls Policy. E-mail will suffice when obtaining the employee’s written acknowledgement.

iv.	Once over the wall, the employee will be treated similarly to any other member of the private transaction group with respect to the issuer and information in question. The employee must treat and safeguard any material non-public information conveyed to him or her as set forth in this Policy.

v.	Disclosure of material non-public information to the employee should be limited to information that is necessary to accomplish the purpose of bringing the employee over the wall.

Personnel brought “over the Ethical Wall” will be restricted from engaging in their customary activities with respect to the issuers involved in the transaction from the time they receive material non-public information until that information either is made available to the general public or ceases to be material. In relation to the particular transaction, personnel brought over the Ethical Wall will be viewed as members of the group primarily responsible for the transaction and usually can be given access to all information necessary to enable them to work on the transaction. Other than with respect to the issuers involved in the particular transaction, they may continue to work in their normal area of operation. For this reason, extreme care should be taken to ensure they are not put in possession of non-public information about other transactions or issuers that might prejudice or inhibit the proper performance of their other functions in their normal area of operation.

4.	Ethical Wall Safeguards. Personnel on the knowledgeable side of the Ethical Wall must conduct all oral and written business protected by the Ethical Wall outside of the trading area and other common areas;

●	are strongly encouraged to conduct such business and communications in a closed office; and

●	must not attempt to communicate any trading strategies or trading intentions regarding issuers that are protected by the Ethical Wall.

Any confidential non-public information possessed by a private transaction group should be maintained in a separate, secure filing area (e.g., filing cabinets or desk drawers that are locked when not in use). Reasonable efforts should be made to protect the confidentiality of such non- public information.

Without advance permission from the GC or CCO, KACALP personnel outside of the private transaction groups are not permitted access to files or other information possessed by the private transaction groups. Exceptions to this prohibition are provided to legal and compliance personnel to the extent necessary to carry out their responsibilities within Kayne Anderson. Certain provisions of the Ethical Wall reflect explicit requirements of the federal securities laws and exchange or other regulatory body rules. In compelling circumstances, regulatory bodies may grant exceptions to certain of these provisions. Other provisions have been adopted as a matter of KACALP policy or are based on general requirements in the federal securities laws or exchange or other regulatory body rules and related policies without dictating their specific content. Where appropriate, and for good cause shown, exceptions may be granted to such provisions by the GC or CCO.

D.	Gray List, Restricted List, and Amber List

On occasion, it may not be possible to rely solely on Ethical Wall policies to control possible misuse or the appearance of misuse of confidential non-public information. As discussed below, KACALP has adopted Gray and Restricted List procedures to supplement the Ethical Wall.

It is the responsibility of the senior investment professional involved in a transaction to assure that GC and/or CCO is contacted at the appropriate time to place an issuer, or a subsidiary of an issuer on the Gray List or Restricted List. The following section is intended to serve as a general guide to understanding the Gray List and Restricted List. Nevertheless, each transaction is different. It will not always be clear how a particular case should be handled. Questions regarding placement of an issuer on the Gray list or Restricted List and the effects of these restrictions should be directed to the GC and/or CCO.

1.	Placing Issuers on the Restricted List. Generally, an issuer will be placed on the Restricted List if KACALP personnel are aware of confidential non-public information in connection with a proposed transaction that has a more likely than not prospect of being consummated. The senior officers of each private transaction group (or a designee thereof) will notify the GC and /or CCO that an issuer should be placed on the restricted list. In cases where confidential non-public information concerning an issuer is material to an investment decision with respect to another issuer, the latter issuer should be included in the Restricted List at the time the former issuer is included in the Restricted List. Unless the GC and/or CCO determine that an issuer should not be placed on the Restricted List, the GC and/or CCO will notify Compliance and Risk Management via email. Compliance or Risk Management will then add the issuer to the Restricted List maintained in the Firm’s order management system, which restricts these issuers from being bought or sold.

2.	Placing Issuers on the Gray Lists. An issuer should be placed on a Gray List in cases where KACALP personnel become aware of confidential non-public information concerning a public company but no transaction is more likely than not to be consummated in connection therewith. For the avoidance of doubt, where an executed confidentiality agreement has been entered into with a company, such company will be added to the Gray List. The senior officers of each private transaction group will notify the GC and/or the CCO that an issuer should be placed on the Gray List. Unless the GC or CCO determines that an issuer should not be placed on the Gray List, the GC and/or CCO will notify Compliance via email.

3.	Removing Issuers from the Restricted or Gray List. The senior officers of each private transaction group (or a designee thereof) will notify either the GC and/or the CCO that an issuer that they placed on the Restricted List should be removed from the Restricted List. Issuers can be removed from the Restricted List when a deal has been consummated and announced or if the deal has been terminated. The GC and/or the CCO will notify Compliance and Risk Management via email of their decision. Compliance or Risk Management will then take the appropriate action of updating the Restricted List.

4.	Effect of Inclusion on the Gray Lists and Restricted List. The Gray List and Restricted List are primarily designed to prevent misuse or the appearance of misuse of confidential non- public information. Each issuer shall be added to the Restricted or Gray List (as appropriate) within KACALP’s ComplySci system (KACALP’s employee security trading and pre- clearance system) and KACALP employees will not be allowed to purchase or sell securities of issuers on the Gray Lists or Restricted List for their own account. While inclusion on the Restricted List prohibits transactions in funds and accounts under management, trades may be effected in issuers on the Gray List in accordance with this Policy and as permitted by the GC and CCO. Affected personnel should not disclose to anyone else within KACALP any information regarding the halting of specific trades due to inclusion on the Restricted or Gray List. However, such disclosure is allowed if the GC or CCO has specifically authorized such disclosure on the ground that it is clear no material non-public information would be communicated by such disclosure.

5.	Amber List. Depending on the nature of due diligence conducted during the evaluation of a particular transaction, such private transaction group may receive financial projections with respect to a particular issuer or company. As a general rule, financial projections received in connection with due diligence will be considered stale six months from the date of receipt in the absence of a basis to conclude otherwise including the filing of an 8-K in connection with M&A activity, filing of a 10-Q or other material earnings announcement, filing of an S-1, or another material event (e.g. change in control) as appropriate. During such six month period, those in possession of such projections are prohibited from discussing such issuer (other than possibly general commentary) with those on the public side of the Ethical Wall.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

Are not to trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

Are not to cause a securities transaction to be effected without first confirming that the issuer is not on the Restricted List.

Are not to engage in securities transactions of any company, except in accordance with KACALP’s Personal Securities Transactions Policy and the securities laws.

Are not to discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

Are immediately to report the potential receipt of non-public information to the CCO and GC.

In cases not involving prohibited insider trading, the GC may authorize a transaction in a security of an issuer then included in the Restricted List. Such authorization shall be in writing and explain the basis for allowing such transaction.